Exhibit 21.1





                  SUBSIDIARIES OF THE REGISTRANT



     Peoples State Bank, a Wisconsin chartered bank, a wholly owned subsidiary of the Registrant

     PSB Investments, Inc., a Nevada corporation, a wholly owned subsidiary of Peoples State Bank